Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

NISSAN WHOLESALE RECEIVABLES CORPORATION II

FIRST:  The present name of the corporation is NISSAN WHOLESALE RECEIVABLES CORPORATION II; and, the name under which the corporation was originally incorporated is NISSAN WHOLESALE RECEIVABLES CORPORATION II, and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is April 29, 2003.

SECOND:  The Certificate of Incorporation of the Corporation is hereby amended and restated as set forth in the Restated Certificate of Incorporation as set forth below.

THIRD: The Amended and Restated Certificate of Incorporation set forth below has been duly approved by the board of directors of the Corporation.

FOURTH:  The amendment and the restatement of the Restated Certificate of Incorporation set forth below has been duly adopted by the stockholders in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

FIFTH:  The Certificate of Incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Restated Certificate of Incorporation, read as follows:

“RESTATED CERTIFICATE OF INCORPORATION

OF

NISSAN WHOLESALE RECEIVABLES CORPORATION II

ARTICLE ONE

NAME

Section 1.01.                                The name of the corporation (the “Corporation”) is Nissan Wholesale Receivables Corporation II.

ARTICLE TWO

REGISTERED AGENT

Section 2.01.                                The address of the Corporation’s registered office in the State of Delaware is 30 Old Rudnick Lane, Dover, Kent County, Delaware  19901.  The name of its registered agent at such address is LexisNexis Document Solutions Inc.
ARTICLE THREE

INCORPORATOR

Section 3.01.                                The incorporator of the Corporation is Jin W. Kim, whose mailing address is 990 West 190th Street, Torrance, California  90502.

ARTICLE FOUR

PURPOSE OF CORPORATION

Section 4.01.                                The nature of the business or purposes to be conducted or promoted by the Corporation consist solely of the following activities:

(i)           from time to time acquire from or sell to Nissan Motor Acceptance Corporation (“NMAC”) or NMAC’s affiliates, all right, title and interest in and to (or beneficial interests in and to) wholesale inventory loans and advances secured by, among other things, motor vehicles, and moneys due thereunder, security interests in the vehicles financed or leased thereby, proceeds from claims on insurance policies related thereto and related rights (collectively, the “Receivables”);

(ii)           acquire, own, hold, service, sell, assign, pledge and otherwise deal with the Receivables, the collateral securing the Receivables, related insurance policies, agreements with motor vehicle dealers or lessors or other originators or servicers of Receivables or other similar or related assets and any proceeds or further rights associated with any of the foregoing (the “Collateral”);

(iii)           transfer Receivables and/or related Collateral to trusts or other Persons, including financial institutions (collectively, the “Trusts”) pursuant to one or more pooling and servicing agreements, receivables purchase agreements, transfer and servicing agreements or other agreements (the “Pooling Agreements”) to be entered into by, among others, the Corporation, any trustee, agent or other representative named therein (the “Trustee”) and any Person acting as servicer of the Receivables;

(iv)           acquire, issue, sell, authorize and deliver one or more series and classes of certificates or other securities (collectively, the “Certificates”) issued by the Trusts under the related Pooling Agreements;

(v)           acquire, issue, sell, authorize and deliver one or more series and classes of bonds, notes or other evidences of indebtedness secured by or collateralized by one or more pools of Receivables, Collateral or Certificates (collectively, the “Notes” and together with the Certificates, the “Securities”);

(vi)           sell and issue Securities secured by the Receivables and related Collateral or sell Receivables or Collateral, with or without recourse, to certain banks and other purchasers, pursuant to indentures, note purchase agreements, receivables purchase agreements, or other similar agreements (collectively, the “Note Purchase Agreements”);

(vii)           hold and enjoy all of the rights and privileges of any Securities, including any class Securities that may be subordinate to any other class of Securities;

(viii)           loan to or borrow from affiliates or others or otherwise invest or apply funds received as a result of the Corporation’s interest in any Securities and any other income, as determined by the Board of Directors of the Corporation from time to time;

(ix)           perform its obligations under the Pooling Agreements and Note Purchase Agreements, including enter into one or more hedging agreements to the extent permitted by and in accordance with the terms of such Pooling Agreements or Note Purchase Agreements;

(x)           establish, own equity in, and administer special purpose, bankruptcy remote, trusts and other entities; and

(xi)           engage in any activity and to exercise any powers permitted to corporations under the General Corporation Law of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing, including the entering into of interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, servicing, underwriting, placement agency, receivables purchase and administration agreements.

The Corporation shall not engage in any activities other than as permitted under this Section 4.01.

ARTICLE FIVE

CAPITAL STOCK

Section 5.01.                                The Corporation shall have one class of stock designated as Common Stock, and the total number of shares of stock of that class that the Corporation shall have authority to issue is 1,000 shares, with a par value of $1.00 per share.  No stockholder shall have any preemptive right to acquire additional shares of the Corporation.

ARTICLE SIX

DIRECTORS

Section 6.01.                                The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.02.                                The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation provided, however, that the Corporation shall at all times, except as noted hereafter, have at least one director (an “Independent Director”) who was not, at the time of such appointment or at any other time in the preceding five years (i) a director, officer, employee or partner of any affiliate of the Corporation (other than any limited purpose or special purpose corporation or limited liability company similar to the Corporation); (ii) a person who is a family member of any officer, director or partner of the Corporation or of any affiliate of the Corporation (other than any limited purpose or special purpose corporation or limited liability company similar to the Corporation); (iii) a direct or indirect holder of more than 5% of any voting securities of the Corporation or any affiliate of the Corporation; (iv) a person related to a direct or indirect holder of more than 5% of any voting securities of the Corporation or of any affiliate of the Corporation; (v) a material creditor, material supplier, employee, officer, director, family member, manager, or contractor of the Corporation or its affiliates; or (vi) a person who controls (whether directly, indirectly, or otherwise) or is under common control with the Corporation or its affiliates or any material creditor, material supplier, employee, officer, director, manager or material contractor of the Corporation or its affiliates.  As used herein, the following terms shall have the following meanings:  “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise; “person” means a natural person, corporation or other entity, government, or political subdivision, agency, or instrumentality of a government; and an “affiliate” of a person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person specified.  Notwithstanding the foregoing, an Independent Director may serve in similar capacities for other “special purpose” corporations or entities formed by NMAC or any affiliate thereof.  In the event of the death, incapacity, resignation or removal of one or more Independent Directors, such that the number of Independent Directors is reduced below the then required number of Independent Directors, the board of directors of the Corporation (the “Board of Directors”) shall promptly appoint one or more new Independent Directors such that the Corporation has the requisite number of Independent Directors.

Section 6.03.                                To the fullest extent permitted by law, in voting on bankruptcy matters, an Independent Director must take into account the interests of the holders of Securities.  To the fullest extent permitted by law, when making decisions, an Independent Director must also consider the interests of the Corporation’s creditors.

ARTICLE SEVEN

LIMITATIONS ON ACTIONS BY THE CORPORATION

Section 7.01.                                Notwithstanding any other provision of this certificate of incorporation (this “Certificate”) or any provision of law, the Corporation shall not do any of the following:

(a)           to the fullest extent permitted by law, without the unanimous affirmative vote of the entire Board of Directors (without any vacancies or unfilled newly created directorships and including the Independent Director(s)), (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent; (ii) file, consent to the filing of or join in the filing of, a bankruptcy or insolvency petition or otherwise institute bankruptcy or insolvency proceedings; (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy; (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official as to the Corporation or a substantial part of its property; (v) make any assignment for the benefit of creditors; (vi) admit in writing its inability to pay its debts generally as they become due; (vii) institute, or join in the institution of, any bankruptcy, insolvency, liquidation, reorganization or arrangement proceedings or other proceedings under any federal or state bankruptcy or similar law, against any entity in which the Corporation holds an ownership interest; or (viii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vii) of this paragraph;

(b)           to the fullest extent permitted by law, without the unanimous affirmative vote of the entire Board of Directors (without any vacancies or unfilled newly created directorships and including the Independent Director(s)), merge or consolidate with any other corporation, company or entity, sell all or substantially all of its assets or acquire all or substantially all of the assets, capital stock or other ownership interest of any other corporation, company or entity, except, in each case, pursuant a transfer that is within the Corporation’s purpose specified in Article Four hereof.;

(c)           without the unanimous affirmative vote of the entire Board of Directors (without any vacancies or unfilled newly created directorships and including the Independent Director(s)), amend, alter, change or repeal this Certificate;

(d)           to the fullest extent permitted by law, if the Corporation has outstanding any Securities rated by a nationally recognized statistical rating organization (an “NRSRO”), without prior written notice to such NRSRO, engage in any dissolution, liquidation, consolidation, merger or asset sale, out of the ordinary course of business; or

(e)           if the Corporation has outstanding any Securities rated by an NRSRO, incur any debt (other than indebtedness that secures Securities rated by an NRSRO) unless (i) the Additional Debt is rated by the NRSRO the same credit rating as outstanding Securities rated by an NRSRO (at the time of issuance and at all times thereafter) or (ii) the Additional Debt is fully subordinated to the rated Securities and, in either case, (x) is nonrecourse to the Corporation or any of its assets other than cash flow in excess of amounts necessary to pay the holders of the rated Securities, and (y) does not constitute a claim against the Corporation to the extent that funds are insufficient to pay such Additional Debt.  “Additional Debt” includes any monetary obligation or other obligation which may involve the payment of money.

ARTICLE EIGHT

INTERNAL AFFAIRS

Section 8.01.                                The Corporation shall insure at all times that (i) it maintains separate corporate records and books of account from those of NMAC; (ii) none of the Corporation’s assets will be commingled with those of NMAC or any of its affiliates; (iii) it conducts its own business in its own name; (iv) it maintains separate financial statements; (v) it pays its own liabilities out of its own funds; (vi) it observes all corporate and other formalities required by the charter documents; (vii) it maintains an arm’s-length relationship with its affiliates; (viii) it pays the salaries of its own employees and maintains a sufficient number of employees in light of its contemplated business operations; (ix) it does not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others; (x) it does not acquire obligations or securities of its shareholders; (xi) it allocates fairly and reasonably any overhead for shared office space; (xii) it uses separate stationery, invoices and checks; (xiii) it does not pledge its assets for the benefit of any other entity or make any loans or advances to any entity; (xiv) it holds itself out as a separate entity; (xv) it corrects any known misunderstanding regarding its separate identity; and (xvi) it maintains adequate capital in light of its contemplated business operations.

ARTICLE NINE

AMENDMENTS

Section 9.01.                                Subject to Section 7.01(c) hereof, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate.  Additional provisions authorized by the laws of the State of Delaware and not inconsistent or contrary to any other provision of this Certificate may be added in the manner now or hereafter prescribed by law.  All rights, preferences and privileges of whatsoever nature conferred on any person by this Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

Section 9.02.                                The stockholders entitled to vote shall have the power to adopt new bylaws or amend or repeal existing bylaws.  The Board of Directors shall also have the power to adopt new bylaws, or amend or repeal existing bylaws, but such power shall not divest or otherwise limit the power of the stockholders entitled to vote to adopt, amend or repeal bylaws.  Notwithstanding the foregoing, neither the stockholders nor the Board of Directors shall have the power to adopt new bylaws or amend or repeal existing bylaws if any such action would violate, or be inconsistent with, this Certificate.

ARTICLE TEN

LIABILITY OF DIRECTORS FOR MONETARY DAMAGES

Section 10.01.                                (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(i)           for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(ii)           for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)           under Section 174 of the Delaware General Corporation Law; or

(iv)           for any transaction from which the director derived an improper personal benefit.

(b)           If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

(c)           Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such repeal or modification.

(d)           To the fullest extent permitted by law, if the Corporation has outstanding any Securities rated by any NRSRO, the Corporation’s obligation to pay any amount as indemnification or as an advancement of expenses (other than amounts received from insurance policies) shall be fully subordinated to payment of amounts then due on the rated Securities and, in any case, (x) nonrecourse to any of the Corporation’s assets pledged to secure the rated Securities, and (y) shall not constitute a claim against the Corporation to the extent funds are insufficient to pay such amounts.

ARTICLE ELEVEN

Section 11.01.                                The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE TWELVE

MISCELLANEOUS

Section 12.01.                                 Unless and except to the extent otherwise provided in the bylaws of the Corporation, the election of directors of the Corporation need not be by written ballot.”